Exhibit 99.1

UMH PROPERTIES, INC. SECOND QUARTER 2023 OPERATIONS UPDATE

FREEHOLD, NJ, July 5, 2023……UMH Properties, Inc. (NYSE:UMH) (TASE:UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on our second quarter 2023 operating results.

Our communities are rapidly selling and renting new homes, which has resulted in increased occupancy and income. Additionally, as homes in inventory are occupied our high-cost floorplan lines are paid down and replaced with permanent capital at more attractive rates.

During the quarter, approximately 400 rental homes in inventory were occupied making them income producing and 44 new homes were sold, creating additional site rent. This resulted in same property income growth year-over-year of approximately 8.6% and a 190-basis point improvement in occupancy.

Year-to-date, approximately 600 rental homes in inventory were rented making them income producing and 83 new homes were sold, creating additional site rent. Our increase in occupancy and our annual rent increases drove an increase in same property income of approximately 7.4%. This increase in occupancy, together with rent increases implemented in the first and second quarter, generated an increase in monthly rental charges of approximately $900,000 as of July 1, 2023, compared to January 1, 2023. Our current inventory sits at approximately 700 homes, which is still above our normal levels, but is rapidly decreasing as we continue to fill over 100 homes a month.

Sales of manufactured homes for the quarter increased to approximately $8.2 million in the second quarter of 2023, as compared to $7.0 million last year, resulting in an increase of 17%. Year-to-date, gross sales of manufactured homes increased to $15.5 million, as compared to $11.3 million last year, resulting in an increase of 37%. Our sales demand remains strong, and we have over $3 million in deals in our pipeline.

During the quarter, we raised approximately $45.1 million of common equity and $15.6 million of preferred equity through our ATM programs. This capital was utilized to pay down higher cost floorplan lines. Additionally, we have repaid all $58.5 million of our maturing mortgages, and have no mortgage loans maturing next year.

It should be noted that our financial statement closing and review procedures for the quarter ended June 30, 2023 are not yet complete and, as a result, the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the quarter ended June 30, 2023. UMH’s full Second Quarter 2023 results will be released on Tuesday, August 8, 2023, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Wednesday, August 9, 2023, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062

A NYSE Company: Symbol - UMH

since 1968